EXHIBIT 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

AND

STATE OF ILLINOIS
DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION
DIVISION OF BANKING

In the Matter of COVENANT BANK CHICAGO, ILLINOIS (Illinois Chartered Insured Nonmember Bank)	) ) ) ) ) ) )	CONSENT ORDER FDIC-11-022b 2011-DB-11

Covenant Bank, Chicago, Illinois (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law, rule, or regulation alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and under 38 Ill. Adm. Code 392 et seq., regarding hearings before the Illinois Department of Financial and Professional Regulation, Division of Banking, (“Division”), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) with representatives of the Federal Deposit Insurance Corporation (“FDIC”) and the Division dated June 1, 2011 whereby, solely for the purpose of this proceeding and without admitting or denying the charges of unsafe or unsound banking practices and violations of law, rule or regulation relating to, the Bank consented to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the Division.
The FDIC and the Division considered the matter and determined to accept the STIPULATION.

Having also determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b), and Section 48(6) of the Illinois Banking Act, 205 ILCS 5/48(6), have been satisfied, The FDIC and the Division HEREBY ORDER that the Bank, its institution affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, take affirmative action as follows:
MANAGEMENT
1.           (a)           During the life of this ORDER, the Bank shall have and retain qualified management. Management shall be provided the necessary written authority to implement the provisions of this ORDER.  The qualifications of management shall be assessed on its ability to:
(i)           Comply with the requirements of this ORDER;
(ii)           Operate all aspects of the Bank in a safe and sound manner, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk; and
(iii)           Comply with applicable laws, rules, and regulations.
(b)           During the life of this ORDER, prior to the addition of any individual to the board of directors or the employment of any individual as a senior executive officer, the Bank shall request and obtain the FDIC’s and the Division’s written approval.  For purposes of this ORDER, “senior executive officer” is defined as in section 32 of the Act (“section 32”), 12 U.S.C. § 1831i, and section 303.101(b) of the FDIC Rules and Regulations, 12 C.F.R. § 303.101(b).
MANAGEMENT STUDY
2.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall retain an independent third party acceptable to the Regional Director of the FDIC’s Chicago

Regional Office (“Regional Director”) and the Division, who will develop a written analysis and assessment of the Bank’s management needs (“Management Study”) for the purpose of providing qualified management for the Bank.
(b)           The Bank shall provide the Regional Director and the Division with a copy of the proposed engagement letter or contract with the independent third party for review and comment.
(c)           The Management Study shall be developed within 90 days from the effective date of this ORDER. Upon completion, the results of the Management Study shall be immediately provided to the FDIC and the Division from the independent third party. The Management Study shall include, at a minimum:
(i)           Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;
(ii)           Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;
(iii)           Evaluation of all Bank senior executive officers, as defined by section 32, 12 U.S.C. § 1831i, and section 303.101(b) of the FDIC Rules and Regulations, 12 C.F.R. § 303.101(b), to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;
(d)           Within 30 days after receipt of the Management Study the Bank shall formulate a plan to implement the recommendations of the Management Study.

(e)           A copy of the plan required by this paragraph shall be submitted to the Regional Director and the Division for review and comment.
BOARD PARTICIPATION
3.           (a)           As of the effective date of this ORDER, the board of directors shall actively participate in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of Banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management’s responses; reconciliation of general ledger accounts; and compliance with this order. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
(b)           Within 60 days from the effective date of this ORDER, the Bank’s board of directors shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER.
INTERNAL ROUTINE AND CONTROLS
4.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall adopt, implement, and adhere to a policy for the operation of the Bank in such a manner as to provide adequate internal routine and controls consistent with safe and sound banking practices.
(b)           A copy of the policy required by this paragraph shall be submitted to the Regional Director and Division.

CAPITAL
5.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall have and maintain its level of Tier 1 capital as a percentage of its total assets (“capital ratio”) at a minimum of nine (9%) percent and its level of qualifying total capital as a percentage of risk-weighted assets (“total risk based capital ratio”) at a minimum of thirteen (13%) percent.  For purposes of this ORDER, Tier 1 capital, qualifying total capital, total assets, and risk-weighted assets shall be calculated in accordance with Part 325 of the FDIC Rules and Regulations (“Part 325”), 12 C.F.R. Part 325.
(b)           If, while this ORDER is in effect, the Bank increases capital by the sale of new securities, the board of directors of the Bank shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan.  Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws.  Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 for review.  Any changes requested to be made in the materials by the FDIC shall be made prior to their dissemination.
(c)           In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in the original materials described in paragraph 5(b).  The written notice required by this paragraph shall be furnished within 10 calendar days of the date any material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank’s original offering materials.
LOSS CHARGE-OFF
6.           As of the effective date of this ORDER, the Bank shall charge off from its books and records any assets classified “Loss” in the Joint FDIC and State of Illinois Report of Examination dated September 21, 2010 (“ROE”) that have not been previously collected or charged-off.
PROHIBITION OF ADDITIONAL LOANS TO CLASSIFIED BORROWERS
7.           (a)           As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the ROE, so long as such credit remains uncollected.
(b)           As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard”, “Doubtful”, or is listed for Special Mention in the ROE, and is uncollected unless the Bank’s board of directors has adopted, prior to such extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interest of the Bank.  A copy of the statement shall be signed by each Director, and incorporated in the minutes of the applicable board of directors’ meeting.  A copy of the statement shall be placed in the appropriate loan file.

REDUCTION OF DELINQUENCIES AND CLASSIFIED ASSETS
8.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall adopt, implement, and adhere to, a written plan to reduce the Bank’s risk position in each asset in excess of $200,000 which is more than 90 days delinquent or classified “Substandard” or “Doubtful” in the ROE. The plan shall include, but not be limited to, provisions which:
(i)           Prohibit an extension of credit for the payment of interest, unless the Bank’s board of directors provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank;
(ii)           Provide for review of the current financial condition of each delinquent or classified borrower, including a review of borrower cash flow and collateral value;
(iii)           Delineate areas of responsibility for loan officers;
(iv)           Establish dollar levels to which the Bank shall reduce delinquencies and classified assets within 6 and 12 months from the effective date of this ORDER; and
(v)           Provide for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the meetings of the board of directors.
(b)           As used in this paragraph, “reduce” means to:  (1) collect; (2) charge off; (3) sell; or (4) improve the quality of such assets so as to warrant removal of any adverse classification by the FDIC and the Division.
(c)           A copy of the plan required by this paragraph shall be submitted to the Regional Director and the Division.

(d)           While this ORDER remains in effect, the plan shall be revised to include assets in excess of $200,000 which become more than 90 days delinquent after the effective date of this ORDER or are adversely classified at any subsequent visitations or examinations.
LENDING AND COLLECTION POLICIES
9.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which policies shall include specific guidelines for placing loans on a non-accrual basis.  In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio.
(b)           The revisions to the Bank’s loan policy and practices, required by this paragraph, at a minimum, shall incorporate the loan underwriting and administration items discussed on the Examination Conclusions and Comments pages and Risk Management Assessment pages of the ROE.
(c)           Copies of the policies and revisions thereto required by this paragraph shall be submitted to the Regional Director and Division.
LIQUIDITY PLAN
10.           (a)           Within 60 days of the effective date of this ORDER, the Bank shall adopt, implement and adhere to a written contingency funding plan (“Liquidity Plan”).  The Liquidity Plan shall identify sources of liquid assets to meet the Bank’s contingency funding needs over time horizons of one month, two months, and three months.  At a minimum, the Liquidity Plan shall be prepared in conformance with the Liquidity Risk Management Guidance found at FIL-84-2008, as supplemented by FIL-13-2010.
(b)           A copy of the plan required by this paragraph shall be submitted to the Regional Director and the Division.

DIVIDEND RESTRICTION
11.           As of the effective date of this ORDER, the Bank shall not declare or pay any dividend without the prior written consent of the Regional Director and the Division.
ALLOWANCE FOR LOANS AND LEASE LOSSES
12.           (a)           After the effective date of this ORDER, and prior to the submission of all Reports of Condition and Income required by the FDIC, the board of directors of the Bank shall review the adequacy of the Bank’s ALLL, provide for an adequate ALLL, and accurately report the same.  The minutes of the board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL recommended, if any, and the basis for determination of the amount of ALLL provided. In making these determinations, the board of directors shall consider the FFIEC Instructions for the Reports of Condition and Income and any analysis of the Bank’s ALLL provided by the FDIC or the Division.
(b)           ALLL entries required by this paragraph shall be made prior to any capital determinations required by this ORDER.
PROFIT PLAN AND BUDGET
13.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall adopt, implement, and adhere to a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011.  The plan required by this paragraph shall contain formal goals and strategies, consistent with sound banking practices, to reduce discretionary expenses and to improve the Bank’s overall earnings, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.
(b)           The written profit plan shall address, at a minimum:
(i)           A realistic and comprehensive budget;

(ii)           A budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;
(iii)           Identification of major areas in, and means by which, earnings will be improved; and
(iv)           A description of the operating assumptions that form the basis for and adequately support major projected income and expense components.
(c)           During each monthly meeting of the Bank’s board of directors following completion of the profit plans and budgets required by this paragraph, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to the plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the board of directors’ meeting at which such evaluation is undertaken.
(d)           A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be completed at least 30 days prior to the beginning of the applicable calendar year.
(e)           Copies of the plans and budgets required by this paragraph shall be submitted to the Regional Director and the Division.
CONCENTRATIONS OF CREDIT
14.           (a)           Within 60 days from the effective date of this ORDER, the Bank shall formulate, adopt, and implement a written plan to reduce the commercial real estate loan concentration of credit.  Such plan shall include, but not be limited to:
(i)           Dollar levels to which the Bank shall reduce the concentration for 12 and 24 month intervals and the methods by which the target levels will be attained; and

(ii)           Provision for the submission of monthly written progress reports to the Bank’s Board of directors for review and notation in the minutes of the Board meetings.
(b)           A copy of the plan required by this paragraph shall be submitted to the Regional Director and the Division.
CORRECTION OF VIOLATIONS
15.           Within 30 days from the effective date of this ORDER, the Bank shall eliminate and correct all violations of law, rule, regulations, and contraventions of policy statements listed on the Violations of Laws and Regulations pages of the ROE and shall adopt and implement appropriate procedures to ensure future compliance with all applicable federal and state laws, regulations, and statements of policy.
ASSET AND LIABILITY MANAGEMENT
16.           Within 60 days from the effective date of this ORDER, and annually thereafter, the Board shall review the Bank’s asset/liability management policy for adequacy in providing effective guidance and control over the Bank’s funds management activities.  The policy shall comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), and the Joint Supervisory Statement on Investment Securities and End-user Derivative Activities (April 23, 1998).  Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities.
RESTRICTION ON GROWTH
17.           During the life of this ORDER, the Bank shall not increase its total assets by more than five (5%) percent during any consecutive three-month period without providing, at least 30 days prior notice to its implementation, a growth plan to the Regional Director and the Division. Such growth plan, at a minimum, shall include the funding source to support the projected growth, as well as the anticipated use of funds.  This growth plan shall not be implemented without the prior written consent of the Regional Director and the Division. In no event shall the Bank increase its total assets by more than fifteen (15%) percent during any consecutive 12 month period.  For the purposes of this paragraph, “total assets” shall be defined as in the Federal Financial Institutions Examination Council’s Instructions Examination Council’s Instructions for the Consolidated Reports of Condition and Income.
NOTIFICATION TO SHAREHOLDER
18.           Following the effective date of this ORDER, the Bank shall send to its shareholder a copy of this ORDER:  (1) in conjunction with the Bank’s next shareholder communication; or (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.
PROGRESS REPORTS
19.           Within 30 days from the end of each calendar quarter following the effective date of this ORDER, beginning with the quarter ending on June 30, 2011, the Bank shall furnish to the Regional Director and the Division written progress reports signed by each member of the Bank’s board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof.
The effective date of this ORDER shall be the date of its issuance by the FDIC and the Division.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC and the Division.

Issued pursuant to delegated authority.
Dated:  June 6, 2011

/s/M. Anthony Lowe	/s/Manuel Flores
M. Anthony Lowe	Manuel Flores
Regional Director	Director
Chicago Regional Office	Illinois Department of Financial and
Federal Deposit Insurance Corporation	Professional Regulation, Division of Banking